NOTICE OF GRANT OF RESTRICTED STOCK UNIT AWARD
(PERFORMANCE-VESTING)

LEIDOS HOLDINGS, INC.
2017 OMNIBUS INCENTIVE PLAN
Leidos Holdings, Inc. (the “Company”) hereby grants this Restricted Stock Unit Award (the “Award”) of the number of Restricted Stock Units set forth in this Notice of Grant of Restricted Stock Unit Award (the “Notice”) to the Grantee designated in this Notice, pursuant to the provisions of the Company’s 2017 Omnibus Incentive Plan (the “Plan”) and subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Restricted Stock Units Award (the “Terms”). Together, this Notice, the attached Terms and all exhibits and appendices hereto constitute the “Agreement.” The terms and conditions of the Plan are incorporated by reference in their entirety into this Agreement. When used in this Agreement, the terms that are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

Award Details:     The Grantee’s name, the number of Restricted Stock Units awarded and the Grant Date can be found in the Grant Summary located in the electronic stock plan award administration system maintained by the Company or its designee that contains a link to this Agreement (which summary information is set forth in the appropriate records of the Company authorizing such award).

Vesting Schedule: Subject to the terms of the Plan and this Agreement, the Restricted Stock Units shall become earned and vested as follows:

(a)    Performance-Vesting Condition. The vesting of the Restricted Stock Units is conditioned on achievement of the Performance Goals during the Performance Period in accordance with the provisions of Exhibit A. If the Performance Goals are not met, the Restricted Stock Units shall be immediately cancelled and forfeited as of the Determination Date.

(b)    Time-Vesting Conditions. In addition to the performance-vesting condition stated above, subject to the terms of the Plan and this Agreement, the Restricted Stock Units shall become earned and vested, and shares of Stock shall be issued in settlement of vested Restricted Stock Units, in accordance with the following schedule, in the event the Grantee does not have a Separation from Service prior to the applicable vesting date(s):

Vesting Date	% Vesting
Later of Determination Date or 1st anniversary of Grant Date	25%
2nd anniversary of Grant Date	25%
3rd anniversary of Grant Date	25%
4th anniversary of Grant Date	25%

Only a whole number of Restricted Stock Units will become vested as of any given vesting date. If the number of Restricted Stock Units determined as of a vesting date is a fractional number, the number vesting will be rounded down to the nearest whole number with any fractional portion carried forward. Exhibit B to this Notice sets forth the terms and provisions regarding treatment of the Award upon Separation form Service. No Restricted Stock Units shall become earned and vested following the Grantee’s Separation from Service except as otherwise expressly provided in Exhibit B to this Notice or as otherwise provided pursuant to the terms of the Plan.

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Award Acceptance: The Grantee must accept the Agreement electronically pursuant to the online acceptance procedure established by the Company by no later than three months following the Grant Date. If the Grantee does not accept the Agreement through the online acceptance process by that date, or such other date that may be communicated, the Company will automatically accept the Agreement on the Grantee’s behalf. If the Grantee declines the Agreement, the Award will be canceled and the Grantee will not be entitled to any benefits from the Award nor any compensation or benefits in lieu of the canceled award.

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EXHIBIT A

Performance-Vesting Condition

(a)    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Determination Date” means the date on which the Committee certifies whether and to what extent the Performance Goals have been achieved, which shall be no later than March 15 following the end of the Performance Period.

“Performance Goals” means the performance goals specified in paragraph (b) below.

“Performance Period” means the fiscal year of the Company in which the Grant Date occurs.

[add defined terms as needed of the specific performance metrics]

(b)     Performance Goals. As a condition to vesting of the Restricted Stock Units, the following Performance Goals must be achieved during the Performance Period, as certified in writing by the Committee on the Determination Date:

[insert applicable performance goals for the year]

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EXHIBIT B

Separation from Service and Change in Control

(a)    Impact of Separation from Service; Change in Control. If the Grantee has a Separation from Service before any of the vesting date(s) specified under “Vesting Schedule” in the Notice, then any unearned Restricted Stock Units shall become earned and vested or be canceled depending on the reason for Separation from Service as follows:

(i)    Death or Disability. If the Grantee has a Separation from Service due to the Grantee’s death or Disability, any unearned Restricted Stock Units shall become immediately earned and vested as of the date of such Separation from Service. If such Separation from Service occurs during the Performance Period, such vesting shall occur without regard to achievement of the Performance Goals. In addition, in the event of the Grantee’s death after Separation from Service due to Special Retirement, any Restricted Stock Units that had not yet become earned and vested in accordance with the schedule set forth under “Vesting Schedule” in the Notice shall become immediately earned and vested as of the date of such death.

(ii)    Involuntary Termination without Cause. If the Grantee has an Involuntary Termination without Cause at least six months after the Grant Date, a prorated portion of any unearned Restricted Stock Units shall become immediately earned and vested as of the date of such Involuntary Termination without Cause; provided, however, that if the Grantee is a Covered Employee, such vesting shall be conditioned on achievement of the Performance Goals and any such vested Restricted Stock Units shall not be paid until the Determination Date. Such prorated vesting shall be determined as follows: (A) the total number of Restricted Stock Units granted shall be multiplied by the Pro Rata Fraction, rounded up to the next whole number, and (B) such resulting amount shall be reduced by the number of Restricted Stock Units (if any) that previously vested in accordance with the schedule set forth under “Vesting Schedule” in the Notice. In addition, the Grantee must execute, deliver and not revoke, no later than sixty (60) days following Separation from Service, a general release of claims if requested by, and in a form satisfactory to, the Company.

(iii)    Special Retirement. If the Grantee has a Separation from Service due to Special Retirement, the Restricted Stock Units shall continue to become earned and vested in accordance with the schedule set forth under “Vesting Schedule” in the Notice as if the Grantee had not had a Separation from Service, including without limitation the achievement of the performance condition, but provided that the Grantee complies with the requirements of Section 8(m) of the Terms (regarding compliance with post-employment covenants). In addition, the Grantee must execute, deliver and not revoke, no later than sixty (60) days following Separation from Service, a general release of claims if requested by, and in a form satisfactory to, the Company.

(iv)    Change in Control. Notwithstanding anything in this Agreement to the contrary but subject to the provisions of Section 15.3.1(i) of the Plan, if (A) a Change in Control occurs and (B) the Grantee has a Change in Control Termination, then any unearned Restricted Stock Units shall become immediately earned and vested as of the date of such Change in Control Termination.

(v)      Any other Separation from Service. If the Grantee has a Separation from Service for any reason other than as specified in subparagraphs (i) through (iv) above, any Restricted Stock Units that were not already earned and vested pursuant to the schedule specified under “Vesting Schedule” in the Notice as of the date of the Separation from Service shall be immediately canceled as of the date of Separation from Service.

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(b)    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” for the termination of the Grantee’s employment with the Company will be deemed to exist if the Grantee:

(i)
has been convicted, or entered a plea of nolo contendere, for committing an act of fraud, embezzlement, theft or other act constituting a felony (other than traffic related offenses or as a result of vicarious liability);

(ii)
willfully engages in illegal conduct or gross misconduct that is significantly injurious to the Company, including the Grantee’s material breach of his or her obligations under any written Company policy, including any code of ethics or conduct, which is not cured, if curable, within ten (10) days after the Company notifies the Grantee of such breach; however, no act or failure to act on the Grantee’s part shall be considered “willful” unless done or omitted to be done by the Grantee not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company; or

(iii)
fails to perform his or her duties in a reasonably satisfactory manner after the receipt of a notice from the Company detailing such failure if the failure is incapable of cure, and if the failure is capable of cure, upon the failure to cure such failure within 30 days of such notice or upon its recurrence.

“Change in Control Termination” means the Grantee’s Separation from Service on or within two years after a Change in Control if such Separation from Service is either (i) by action of the Company or the Grantee’s employing Subsidiary without Cause or (ii) by action of the Grantee with Good Reason.

“Disability” means the status of disability determined conclusively by the Company based upon certification of disability by the Social Security Administration or, to the extent compliant with Section 409A, upon such other proof as the Company may require, effective upon receipt of such certification or other proof by the Company. Notwithstanding the foregoing, if the Grantee is eligible for Special Retirement as of the date of a Separation from Service due to Disability, the Separation from Service will be treated as Special Retirement and not Separation from Service due to Disability.

“Good Reason” means the occurrence of any of the following events or conditions without the Grantee’s prior written consent:

(i)
any material adverse change in the Grantee’s authority, duties or responsibilities (including reporting responsibilities) from the Grantee’s authority, duties or responsibilities as in effect at any time within 90 days preceding the date of the Change in Control or at any time thereafter;

(ii)	a material reduction in Grantee’s base salary or any failure to pay the Grantee any cash compensation to which the Grantee is entitled within 15 days after the date when due;

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(iii)
the imposition of a requirement (other than for reasonably required travel on Company business which is not materially greater in frequency or duration than prior to the Change in Control) that the Grantee be based at any place outside a 50-mile radius from the Grantee’s principal place of employment immediately prior to the Change in Control and which has a material adverse effect on the Grantee’s commuting requirements; or

(iv)	if the Grantee is a participant in the Company’s Executive Severance Plan, any other event that constitutes “Good Reason” under that plan.
Notwithstanding anything to the contrary in this Agreement, no termination will be deemed to be for Good Reason hereunder unless (i) the Grantee provides written notice to the Company identifying the applicable event or condition within 120 days of the occurrence of the event or the initial existence of the condition, (ii) the Company fails to remedy the event or condition within a period of 30 days following such notice, and (iii) the Grantee’s Separation from Service occurs within 90 days after the date the Company fails to remedy the event or condition.
“Involuntary Termination without Cause” means a Grantee’s Separation from Service by action of the Company or the Grantee’s employing Subsidiary without Cause, including due to divestiture by the Company of the business unit with which the Grantee is employed. Notwithstanding the foregoing, if the Grantee is eligible for Special Retirement as of the date of such Involuntary Termination without Cause, the Separation from Service will be treated as Special Retirement and not Involuntary Termination without Cause.

“Pro Rata Fraction” means a fraction, the numerator of which is the number of days from the Grant Date of the Restricted Stock Units through the date of Involuntary Termination without Cause, and the denominator or which is the number of days from the Grant Date of the Restricted Stock Units through the last vesting date set forth under “Vesting Schedule” in the Notice.

“Special Retirement” means a Grantee’s Separation from Service on or after the first anniversary of the Grant Date for any reason other than death or by the Company or employing Subsidiary for Cause after the Grantee has attained at least age 59-1/2 and either (i) the Grantee has at least ten years of Service or (ii) the Grantee’s combined age and years of Service equals at least 70. The Company’s determination of years of Service for such purpose shall be final and binding on all parties. Notwithstanding the foregoing, if the Grantee’s Separation from Service during the two-year period following a Change in Control could be treated as either a Special Retirement or a Change in Control Termination, it shall be treated as a Change in Control Termination to the extent permitted by Section 409A.

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LEIDOS HOLDINGS, INC.
2017 OMNIBUS INCENTIVE PLAN

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARD

The Restricted Stock Unit Award (the “Award”) granted by Leidos Holdings, Inc. (the “Company”) to the Grantee specified in the Notice of Grant of Restricted Stock Unit Award (the “Notice”) to which these Terms and Conditions of Restricted Stock Unit Award (the “Terms”) are attached, is subject to the terms and conditions of the Plan, the Notice, these Terms. The terms and conditions of the Plan are incorporated by reference in their entirety into these Terms. The Notice and these Terms (including any exhibits or appendices) together constitute the “Agreement.” A Prospectus describing the Plan has been delivered to the Grantee. The Plan itself is available upon request. When used in this Agreement, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable). For purposes of these Terms, any reference to the Company shall include a reference to any Subsidiary.

1.	Grant of Units.

(a)    As of the Grant Date set forth in the Notice, Leidos Holdings, Inc. grants to the Grantee the number of Restricted Stock Units (“Units”) set forth in the Notice. Each Unit represents the right to receive one share of Stock at a future date after the Unit has become earned and vested, subject to the terms and conditions of this Agreement.

(b)    The Units covered by this Award shall become earned and vested in accordance with the schedule set forth in the Notice. Each earned and vested Unit shall be settled on the date(s) specified in the Notice by issuance of one share of Stock on or as soon as administratively practicable (but no more than 75 days) after the applicable vesting and/or settlement date specified in the Notice, subject to the requirements of the Plan and this Agreement.

(c)    Units constitute an unfunded and unsecured obligation of the Company. The Grantee shall not have any rights of a stockholder of the Company with respect to the shares of Stock underlying the Units unless and until the Units become earned and vested and are settled by the issuance of shares of Stock. Upon issuance of shares of Stock in connection with the settlement of vested Units, the Grantee shall be the record owner of the shares of Stock unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a stockholder of the Company (including voting rights).

(d)    Units earned will receive dividend equivalents paid in cash (without interest) based on the dividend rates in effect during the vesting period applied to the number of Units the Grantee earns, which will be subject to the vesting provisions set forth in the Notice. Cash dividend equivalents accrued on the earned Units will be paid in cash on or about the same time the earned Units are settled and paid.

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(e)    Notwithstanding any provision herein to the contrary, payment of Units that become earned and vested under this Agreement may be deferred under the terms of the Company’s Key Executive Stock Deferral Plan (or any similar plan or program) in which the Grantee is eligible to participate, subject to the terms and conditions of such plan and the requirements of Section 409A. Any Units deferred under any such plan shall be administered in accordance with the terms and provisions of such plan.

2.
Restrictions. Subject to any exceptions set forth in this Agreement, until such time as the Units become earned and vested and are settled in shares of Stock in accordance with Section 1, the Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Units will be forfeited by the Grantee and all of the Grantee’s rights to such Units shall immediately terminate without any payment of consideration by the Company.

3.
Cancellation of Rights. If any portion of the Units fail to become earned and vested (for example, because the Grantee fails to satisfy the vesting conditions specified in the Notice prior to a Separation from Service), then such Units shall be immediately forfeited as of the date of such failure and all of the Grantee’s rights to such Units shall immediately terminate without any payment of consideration by the Company.

4.	Responsibility for Taxes.

(a)    Regardless of any action the Company takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items owed by the Grantee is and remains the Grantee’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant or vesting of the Units or the subsequent sale of shares of Stock acquired upon vesting; and (ii) does not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax-Related Items.

(b)    Prior to vesting of the Units, the Grantee shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations of the Company. In this regard, the Grantee authorizes the Company to withhold all applicable Tax-Related Items legally payable by the Grantee from the Grantee’s wages or other cash compensation paid to the Grantee by the Company or from proceeds of the sale of the shares of Stock. Alternatively, or in addition, to the extent permissible under applicable law, the Company may (i) sell or arrange for the sale of shares of Stock that the Grantee acquires to meet the withholding obligation for Tax-Related Items, and/or (ii) withhold in shares of Stock, provided that the Company only withholds the amount of shares of Stock necessary to satisfy no more than the maximum withholding amount. Finally, the Grantee shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Grantee’s participation in the Plan that

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cannot be satisfied by the means previously described. The Company may refuse to issue and deliver shares of Stock in payment of any earned and vested Units if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items as described in this Section 4.

5.
Grantee Representations. The Grantee hereby represents to the Company that the Grantee has read and fully understands the provisions of this Agreement, the Prospectus and the Plan, and the Grantee’s decision to participate in the Plan is completely voluntary. Further, the Grantee acknowledges that the Grantee is relying solely on his or her own advisors with respect to the tax consequences of this Award.

6.
Regulatory Restrictions on the Shares Issued Upon Settlement. Notwithstanding the other provisions of this Agreement, the Committee shall have the sole discretion to impose such conditions, restrictions and limitations on the issuance of shares of Stock with respect to this Award unless and until the Committee determines that such issuance complies with (i) any applicable registration requirements under the Securities Act or the Committee has determined that an exemption therefrom is available, (ii) any applicable listing requirement of any stock exchange on which the Stock is listed, (iii) any applicable Company policy or administrative rules, and (iv) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.

7.	Non-Solicitation and Non-Competition.
(a)    Applicability. The provisions of this Section 7 apply to Awards made to employees of the Company, and not Awards made to Non-Employee Directors.

(b)    Solicitation of Employees. The Grantee agrees that, both while in Service and for one year after Separation from Service, the Grantee will not solicit or attempt to solicit any employee of the Company to leave his or her employment or to violate the terms of any agreement or understanding that employee may have with the Company. The foregoing obligations apply to both the Grantee’s direct and indirect actions, and apply to actions intended to benefit the Grantee or any other person, business or entity.

(c)          Solicitation of Customers. The Grantee agrees that, for one year after Separation from Service, the Grantee will not participate in any solicitation of any customer or prospective customer of the Company concerning any business that:

(i)involves the same programs or projects for that customer in which the Grantee was personally and substantially involved during the 12 months prior to Separation from Service; or
(ii)has been, at any time during the 12 months prior to Separation from Service, the subject of any capture effort, bid, offer or proposal activity by the Company in respect of that customer or prospective customer, or any negotiations or discussions about the possible performance of services by the

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Company to that customer or potential customer, in which the Grantee was personally and substantially involved.

In the case of a governmental, regulatory or administrative agency, commission, department or other governmental authority, the customer or prospective customer will be determined by reference to the specific program offices or activities for which the Company provides (or may reasonably provide) goods or services.

(d)    Non-Competition. To the extent allowed by and consistent with applicable law, the Grantee agrees that, for one year after Separation from Service, the Grantee will not, directly or indirectly, on behalf of the Grantee or any other person or entity other than the Company, perform on any program, or provide oversight on any program, product, or service: (i) that would cause the Grantee to use, disclose, or access confidential or proprietary Company information; and/or (ii) with which Recipient was personally and substantially involved during the 12 months prior to Separation from Service, or that is competitive with any such program, product, or service; and/or (iii) that is associated with any program, product or service that was the subject of any capture effort, bid, offer or proposal activity by the Company in which the Grantee was personally and substantially involved during the 12 months prior to Separation from Service.

(e)    Remedies. The Grantee acknowledges and agrees that a breach of any of the promises or agreements contained in this Section 7 will result in immediate, irreparable and continuing damage to the Company for which there is no adequate remedy at law, and the Company will be entitled to injunctive relief, a decree for specific performance, and other relief as may be proper, including money damages.

8.	Miscellaneous.

(a)    Notices. Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify the Grantee from time to time; and to the Grantee at the Grantee’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as the Grantee, by notice to the Company, may designate in writing from time to time.

(b)    Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c)    Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof. Any prior agreements, commitments or negotiations concerning the Award are superseded.

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(d)    Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

(e)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law, and applicable Federal law.

(f)    Venue. Any arbitration, legal or equitable action or any proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from the Agreement, or any provision hereof, shall exclusively be filed and adjudicated in Fairfax County, Virginia and no other venue.

(g)    Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

(h)    Conflicts; Amendment. The provisions of the Plan are incorporated in this Agreement in their entirety. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control. This Agreement may be amended at any time by the Committee, provided that no amendment may, without the consent of the Grantee, materially impair the Grantee’s rights with respect to the Award. The Committee shall have full authority and discretion, subject only to the terms of the Plan, to decide all matters relating to the administration or interpretation of the Plan, the Award, and the Agreement, and all such action by the Committee shall be final, conclusive, and binding upon the Company and the Grantee.
(i)    No Right to Continued Employment. Nothing in this Agreement shall confer upon the Grantee any right to continue in the employ or service of the Company or affect the right of the Company to terminate the Grantee’s employment or service at any time.

(j)    Further Assurances. The Grantee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of this Agreement and the Plan.

(k)    Additional Acknowledgments. By accepting this Award, the Grantee acknowledges and agrees that this Award is subject to the general terms applicable to Awards granted to employees outside the U.S. set forth in the Appendix A hereto. Appendix A constitutes part of this Agreement. Please review the provisions of Appendix A carefully, as this Award will be null and void absent the Grantee’s acceptance of such provisions. Leidos Holdings, Inc. reserves the right to impose other requirements on the

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Award to the extent that Leidos Holdings, Inc. determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Award and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(l)    Recovery of Compensation. In accordance with Section 3.3 of the Plan, the Award is subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) any policies adopted by the Company to implement such requirements, and (iii) the Company’s compensation recoupment policy adopted on June 18, 2009, as in effect from time to time (the “Compensation Recoupment Policy”), all to the extent determined by the Committee to be applicable to the Grantee.

(m)    Restrictive Covenants. To the extent allowed by and consistent with applicable law and any applicable limitations period, if it is determined at any time that the Grantee has materially breached any employment-related covenants, including the covenants set forth in Section 7 above (if applicable to the Grantee), the Company will be entitled to (i) cause any unvested portion of the Award to be immediately canceled without any payment of consideration by the Company and (ii) recover from the Grantee in its sole discretion some or all of the shares of Stock (or proceeds received by the Grantee from such shares of Stock) paid to the Grantee pursuant to this Agreement. The Grantee recognizes that if the Grantee breaches any such covenants, the losses to the Company may amount to the full value of any shares of Stock paid to the Grantee pursuant to this Agreement.

(n)    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

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